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                                 EXHIBIT 10.45
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                        PROFESSIONAL SERVICES CONTRACT

This agreement is entered into this 26th day of September 1996 by and between Tri-State Health & Rehab, Paragon Rehabilitation, Inc. and Tri-State Memorial Hospital (TSMH).

1. This agreement is specifically for the provision of Occupational and Speech therapy services to patients of TSMH.

2. The duration of this agreement shall be until date of cancellation by either of the parties hereto. Cancellation is effective upon receipt, by either party, of a written 30 day notice.

3. This agreement is subject to periodic review and renegotiation by the parties.

4. Therapists are responsible for assisting in developing a plan of treatment which will include the specific procedures and modalities to be used and the amount, frequency and duration of treatment. The plan will be based on attending physician orders and will be coordinated by the registered nurse assigned to the patient.

5. Therapists are responsible to and shall receive administrative supervision and direction through the TSMH Director of Nursing Services.

6. Tri-State Health & Rehab is responsible for the quality of all therapy services, and it is important that the therapist provide health services to the patients in accordance with the plan of treatment which may not be altered in type, scope or duration by the therapists unless approved by the TSMH Director of Nursing Services.

7. Therapists are required to provide proof of qualifications specified or required for TSMH Allied Health personnel; to notify TSMH of any change in such qualifications to provide services; to participate in functions, supervision, orientation and in-service training consistent with the policies and requirements of TSMH; to develop plans of treatment, and to provide to TSMH both clinical and progress notes and other patient information as TSMH may require; and to participate in TSMH evaluations.

8. Payment to Tri-State Health & Rehab for therapy services shall generally be based on the accepted and current reimbursement for such services within the several communities served.

9. All therapy billings for patients receiving benefits through TSMH shall be the responsibility of TSMH only.

10. Parties hereto agree that Title VI of the Civil Rights Act shall apply. In essence this title provides that no person in the United States shall, on the ground of race, color, or national origin, be excluded from participation in, be denied benefits of, or be subjected to discrimination.

11.   Insurance:

      a. Tri-State Health & Rehab must carry not less than one million dollars ($1,000,000) in malpractice insurance.

      b. The insurance must be provided by a company licensed or approved by the State of Washington.

      c. Tri-State Health & Rehab must furnish evidence of continuous coverage at all times.

      d. The evidence must be a copy of the policy or notification of such insurance provided by the company and/or agent.
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      e.    The policy must contain language of advance notice to the Hospital of any material change or cancellation.

Tri-State Memorial Hospital shall reimburse Tri-State Health & Rehab for the cost of the visit in the amount of $45.00 per hour. Mileage costs are included in the hourly rate. Billings may be divided into segments no smaller than quarter hours at $10.00 per quarter hour.

IT IS MUTUALLY AGREED THAT:

1. The contract is to be effective September 1, 1996 and shall remain in effect for a period of one (1) year from said date and will be renewed for one year periods until canceled in writing.

2. The agreement may be terminated at will by either party, with or without cause by giving thirty (30) calendar days written notice.

Pursuant to Public Law 96.499 and regulations thereunder, until the expiration of four (4) years after termination of the Agreement, PROVIDER shall make available upon appropriate written request by the Secretary of the United States Department of Health & Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of this agreement and such books, documents and records as are necessary to certify the nature or extent of the costs of the services provided by PROVIDER under this Agreement. PROVIDER further agrees that in the event he carried out any of his duties under this Agreement through subcontract with a value or cost of Ten Thousand Dollars ($10,000) or more over a twelve
(12) month period with a related organization, such subcontract shall contain a clause to the effect that until expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon appropriate written request by the Secretary of the United States Department of Health & Human Services or the Comptroller General of the United States General Accounting Office or any of their duly authorized representatives, a copy of such subcontract and such books, documents and records of such organization as are necessary to verify the nature and extent of such costs. Disclosure pursuant of Section shall not be construed as a waiver of any other legal right to which PROVIDER may be entitled under law or regulations.

ACCEPTED BY:

 /s/ signature illegible       /s/ signature illegible
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Administrator                 Administrator
Tri-State Memorial Hospital   Tri-State Health & Rehab

 September 30, 1996            /s/ Lawrence W. Lepley, Jr.
------------------------      ----------------------------
Date:                         President
                              Paragon Rehabilitation, Inc.


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                                SCHEDULE 10.45

      Paragon has entered into agreements substantially similar to Exhibit 10.45 as follows:

      1. Professional Services Contract dated September 26, 1996 with Home Health & Hospice of Southeastern Washington ("HHH"). Material details in which this agreement differs from Exhibit 10.45 are that Paragon only provides speech therapy services to HHH, and the speech therapy services are billed at $60.00 per visit or initial assessment and $.28 per mile.

      2. Agreement between Shands Teaching Hospital and Clinics, Inc. and Paragon Incorporated for Therapy Services dated July 12, 1994. Material details in which this agreement differs from Exhibit 10.45 are that this agreement may be terminated upon sixty (60) days notice, therapy services are billed at $60.00 per visit and $.275 per mile, and the facility is billed at $28.00 per hour of attendance by therapists at staff meetings, conferences and in-house training sessions.


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